Exhibit 10.08

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of August 5, 2010, is entered into by and between Demand Media, Inc., a Delaware corporation (the “Company”) and Richard Rosenblatt (the “Executive”).

WHEREAS, the Company desires to continue to employ the Executive and to enter into an agreement embodying the terms of such employment; and

WHEREAS, the Executive desires to accept such continuation of employment with the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.                                       Employment Period.  Subject to the provisions for earlier termination hereinafter provided, the Executive’s employment hereunder shall be for a term commencing on the Effective Date and ending on the fourth (4th) anniversary of the Effective Date (the “Employment Period”).  For purposes of this Agreement, “Effective Date” shall mean the date of the closing of the Company’s initial public offering of shares of its common stock.  The Executive’s employment hereunder is terminable at will by the Company or by the Executive at any time (for any reason or for no reason), subject to the provisions of Section 4 hereof.  This Agreement shall become effective on the Effective Date and, in the event the Effective Date does not occur on or prior to March 31, 2011 (or such later date as the Company and Executive agree in writing), then this Agreement shall terminate on such date and shall be of no force or effect.

2.                                       Terms of Employment.

(a)                                  Position and Duties.

(i)                                     During the Employment Period, the Executive shall serve as Chairman (subject to his election to the Company’s Board of Directors (the “Board”)) and Chief Executive Officer of the Company, reporting directly to the Board, and shall perform such duties as are usual and customary for such positions.  During the Employment Period, the Company shall cause the Executive to be nominated to stand for election to the Board at any meeting of stockholders of the Company during which any such election is held and the Executive’s term as director will expire (and his role as Chairman cease) if he is not reelected; provided, however, that the Company shall not be obligated to cause such nomination if any of the events constituting Cause (as defined below) have occurred and not been cured.  At the Company’s request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other capacities in addition to the foregoing consistent with the Executive’s role as Chairman and Chief Executive Officer of the Company.  In the event that the Executive, during the Employment Period, serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Section 2(b) hereof.  In addition, in the event the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation, as specified in Section 2(b) hereof, shall not be diminished or reduced in any manner as a result of such termination provided that the Executive otherwise remains employed under the terms of this Agreement.

(ii)                                  During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive may be entitled, the Executive agrees to devote his full business time and attention to the business and affairs of the Company.  Notwithstanding the foregoing, during the Employment Period, it shall not be a violation of this Agreement for the Executive to engage in any of the following activities: (A) serve on boards, committees or similar bodies of charitable or nonprofit organizations, (B) fulfill limited teaching, speaking and writing engagements, (C) continue to serve as Managing Member of Highview Ventures, as a director of The FRS Company, (D) service on up to two additional corporate boards of companies (or comparable bodies of non-corporate entities) that do not compete or conflict with the business of the Company, subject to the approval of the Board, which approval shall not be unreasonably withheld, (E) holding economic interests in companies in which the Executive does not take an operating role and/or (F) the Executive’s management of current personal investments which do not require the Executive’s active participation in the management or the operation of the investments, in each case, so long as such activities do not, individually or in the aggregate, materially interfere or conflict with the performance of the Executive’s duties and responsibilities under this Agreement.

(iii)                               During the Employment Period, the Executive shall perform the services required by this Agreement at the Company’s principal offices located in Santa Monica, California (the “Principal Location”), except for travel to other locations as may be necessary to fulfill the Executive’s duties and responsibilities hereunder.

(b)                                 Compensation, Benefits, Etc.

(i)                                     Base Salary.  During the Employment Period, the Executive shall receive a base salary initially set at the rate in effect as of the Effective Date, and increased on January 1, 2011 to a rate of $450,000 per annum (the “Base Salary”).  The Base Salary shall be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”) and may be increased from time to time by the Compensation Committee in its sole discretion.  The Base Salary shall be paid in installments in accordance with the Company’s applicable payroll practices, as in effect from time to time, but no less often than monthly.  The Base Salary shall not be reduced after any increase in accordance herewith and the term “Base Salary” as utilized in this Agreement shall refer to Base Salary as so increased.

(ii)                                  Annual Bonus.  In addition to the Base Salary, the Executive shall be eligible to earn, for each fiscal year of the Company ending during the Employment Period, a discretionary cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or program applicable to senior executives.  The Executive’s target Annual Bonus for 2010 shall be set at the level in effect as of the Effective Date and shall, for fiscal years 2011 and later during the Employment Period, be set at one hundred percent (100%) of his Base Salary actually paid for such year, but the actual amount of the Annual Bonus shall be determined on the basis of the attainment of Company performance metrics and/or individual performance objectives, in each case, as established and approved by the Board or the Compensation Committee in its sole discretion. Payment of any Annual Bonus(es), to the extent any Annual Bonus(es) become payable, will be contingent upon the Executive’s continued employment through the applicable payment date, which shall occur on the date on which annual bonuses are paid generally to the Company’s senior executives.

(iii)                               Stock Option Awards.  Subject to adoption by the Board and approval by the Company’s stockholders of the 2010 Incentive Award Plan (the “Plan”), the Company shall grant to the Executive, as soon as practicable after the execution of this Agreement (which grant date, for the avoidance of doubt, may precede the Effective Date) (the “Grant Date”), the following nonqualified options to purchase shares of the Company’s common stock (each, a “2010 Stock Option” and together, the “2010 Stock Options”):

(A)                              An option to purchase two million three hundred (2,300,000) shares of Common Stock with an exercise price equal $9.00 (nine dollars) per share;

(B)                                An option to purchase two million three hundred (2,300,000) shares of Common Stock with an exercise price equal to $12.00 (twelve dollars)  per share;

(C)                                An option to purchase two million three hundred (2,300,000) shares of Common Stock with an exercise price equal to $15.00 (fifteen dollars) per share; and

(D)                               An option to purchase two million three hundred (2,300,000) shares of Common Stock with an exercise price equal to $18.00 (eighteen dollars) per share.

Subject to Section 4(a) hereof, the shares subject to each of the 2010 Stock Options shall vest and become exercisable in thirty-six (36) substantially equal monthly installments (rounded up to the nearest whole share), starting on the second (2nd) anniversary of the Effective Date and on each monthly anniversary of such date over the three (3)-year period thereafter (for a total vesting period of five (5) years from the Effective Date), subject to the Executive’s continued employment with the Company through the applicable vesting date.  If the Effective Date does not occur on or prior to March 31, 2011 for any reason, then, notwithstanding anything to the contrary, each of the 2010 Stock Options shall terminate and be forfeited, and the Company shall have no further obligations with respect thereto.  The terms and conditions of the 2010 Stock Options shall, in a manner consistent with this Section 2(b)(iii), be set forth in separate award agreements in a form prescribed by the Company (the “Stock Option Agreements”), to be entered into by the Company and the Executive, which shall evidence the grant of the 2010 Stock Options.  The 2010 Stock Options shall be governed in all respects by the terms and conditions of the Plan.

(iv)                              Incentive, Savings and Retirement Plans.  During the Employment Period, the Executive shall be eligible to participate in all other incentive plans, practices, policies and programs, and all savings and retirement plans, practices, policies and programs, in each case that are available generally to senior executives of the Company.

(v)                                 Welfare Benefit Plans.  During the Employment Period, the Executive and the Executive’s dependents shall be eligible to participate in the welfare benefit plans, practices, policies and programs (including, as applicable, medical, dental, disability, employee life, group life and accidental death insurance plans and programs) maintained by the Company for its senior executives.

(vi)                              Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company provided to senior executives of the Company.

(vii)                           Fringe Benefits.  During the Employment Period, the Executive shall be entitled to such fringe benefits and perquisites as are provided by the Company to its senior executives from time to time, in accordance with the policies, practices and procedures of the Company, and shall receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time-to-time provide.  Nothing contained in Sections 2(b)(iv)-(v) hereof or this Section 2(b)(vii) shall, or shall be construed to, obligate the Company to adopt or maintain any incentive, savings, retirement, welfare, fringe benefit or other plan(s) or program(s) at any time.

(viii)                        Vacation.  During the Employment Period, the Executive shall not be entitled to a fixed number of paid vacation, personal or sick days per year.  As a salaried employee, the Company expects the Executive to use his judgment to take time off from work for vacation or other personal time in a manner consistent with getting the Executive’s work done in a timely fashion, providing excellent service to the Company’s customers and partners and avoiding inconveniencing the Executive’s co-workers.  To the extent the Executive has an existing balance of accrued, unused vacation as of the Effective Date, that time will be applied to the Executive’s absences until it is exhausted.

3.                                       Termination of Employment.

(a)                                  Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.  Either the Company or the Executive may terminate the Executive’s employment in the event of the Executive’s Disability during the Employment Period.  For purposes of this Agreement, “Disability” shall mean a disability as determined under the Company’s applicable long-term disability plan that prevents the Executive from performing his duties under this Agreement (even with a reasonable accommodation by the Company) for a period of six (6) months or more or, if no such plan applies, as determined in the reasonable discretion of the Board.

(b)                                 Cause.  The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause.  For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events:

(i)                                     the Executive’s failure (other than due to Disability) to materially comply with written Company policies generally applicable to Company officers or employees or any directive of the Board that is reasonably achievable, that is not inconsistent with the Executive’s position as Chairman or Chief Executive Officer or the fulfillment of the Executive’s fiduciary duties and that is not otherwise prohibited by law or established public policy, subject to the receipt of a Notice of Termination (as defined below) and thirty (30) day cure period after the Executive’s receipt of the Notice of Termination, to the extent such circumstances are curable;

(ii)                                  the Executive’s engagement in willful misconduct against the Company that is materially injurious to the Company;

(iii)                               the Executive’s engagement in any activity that is a conflict of interest or competitive with the Company (other than any action not taken in bad faith and which is promptly remedied by the Executive upon notice by the Board or the participation in any activity described in any of Sections 2(a)(ii)(A) — (F) hereof);

(iv)                              the Executive’s engagement in any material act of fraud or dishonesty against the Company or any of its Affiliates or any material breach of federal or state securities or commodities laws or regulations;

(v)                                 the Executive’s engagement in an act of assault or other act of violence in the workplace; or

(vi)                              the Executive’s conviction, guilty plea or plea of nolo contendre for any felony charge.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(c)                                  Good Reason.  The Executive’s employment may be terminated by the Executive for Good Reason or by the Executive without Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without the Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:

(i)                                     any action by the Company that results in a demotion or material diminution of the Executive’s position, authority, duties or responsibilities (other than any insubstantial action not taken in bad faith and which is promptly remedied by the Company upon notice by the Executive); provided that “Good Reason” does not include a change in title, authority, duties and/or responsibilities that occurs within thirty (30) days following a Change in Control (as defined in the Plan) if (A) the Executive’s new title is that of an executive officer of the entity surviving such Change in Control (or, if applicable, its parent company if such entity has a parent company) reporting directly to the Chief Executive Officer of the entity surviving such Change in Control (or, if applicable, its parent company, if such entity has a parent company) and the Executive’s authority, duties and responsibilities are commensurate with such title or (B) (1) the entity surviving such Change in Control (or, if applicable, its parent company if such entity has a parent company) continues to operate the Company’s principal businesses as a separate unit, division or subsidiary or combines the Company’s principal businesses with one of its existing units, divisions or subsidiaries and (2) the Executive’s new title is that of the principal executive officer of such unit, division or subsidiary and the Executive’s authority, duties and responsibilities are commensurate with such title and are similar in scope (with respect to such unit, division or subsidiary) to the authority, duties and responsibilities of the Executive prior to the Change in Control;

(ii)                                  a requirement that the Executive report to work more than twenty (20) miles from the Company’s Principal Location (not including normal business travel required of the Executive’s position) or, to the extent such requirement would not constitute a material change in the geographic location at which the Executive must perform services under this Agreement within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such higher number of miles from the Company’s Principal Location as would constitute a material change in the geographic location at which the Executive must perform services under this Agreement within the meaning of Section 409A of the Code;

(iii)                               a material reduction in the Executive’s base salary; or

(iv)                              a material breach by the Company of its obligations hereunder.

Notwithstanding the foregoing, the Executive will not be deemed to have resigned for Good Reason unless (1) the Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason within sixty (60) days after the date of the occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of the Executive’s termination for Good Reason occurs no later than sixty (60) days after the expiration of the Company’s cure period.

(d)                                 Notice of Termination.  Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 10(b) hereof.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than sixty (60) days after the giving of such notice).  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e)                                  Termination of Offices and Directorships.  Upon termination of the Executive’s employment for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing.

4.                                       Obligations of the Company upon Termination.

(a)                                  Without Cause, For Good Reason, Death or Disability.  Subject to Section 4(d) hereof, if the Executive incurs a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code, and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) during the Employment Period (such date, the “Date of Termination”) by reason of (1) a termination of the Executive’s employment by the Company without Cause; (2) a termination of the Executive’s employment by the Executive for Good Reason; or (3) a termination of the Executive’s employment by reason of the Executive’s death or Disability:

(i)                                     The Executive (or the Executive’s estate or beneficiaries, if applicable) shall be paid, in a single lump-sum payment on the date of the Executive’s termination of employment, the aggregate amount of the Executive’s earned but unpaid Base Salary and accrued but unpaid vacation pay (if any) through the date of such termination (the “Accrued Obligations”), in each case, to the extent not previously paid.

(ii)                                  In addition, subject to Section 4(d) hereof and the Executive’s (or the Executive’s estate’s or beneficiaries’, if applicable) timely execution and non-revocation of a Release (as described below), the Executive (or the Executive’s estate or beneficiaries, if applicable) shall be paid:

(A)                              an amount equal to one-and-one-half (1.5) (the “Multiplier”) times the sum of (x) the Base Salary in effect on the Date of Termination (disregarding any reduction in Base Salary that would give rise to the Executive’s right to terminate for Good Reason), plus (y) the Annual Bonus earned by the Executive for the calendar year immediately prior to the calendar year in which the Date of Termination occurs, payable in substantially equal installments in accordance with the Company’s normal payroll procedures during the period commencing on the Date of Termination and ending on the eighteen (18)-month anniversary of the Date of Termination; provided, however, that no payments under this Section 4(a)(ii)(A) shall be made prior to the first payroll date occurring on or after the thirtieth (30th) day following the Date of Termination (such payroll date, the “First Payroll Date”) (with amounts otherwise payable prior to the First Payroll Date paid on the First Payroll Date without interest thereon); provided, further, that if a Change in Control that constitutes a “change in control event” within the meaning of Section 409A of the Code occurs (I) on or within ninety (90) days after the Date of Termination, the Multiplier shall be increased to two (2) and any then-unpaid amounts owing under this Section 4(a)(ii)(A) shall be paid in a lump-sum upon such Change in Control (or, if later, on the First Payroll

Date), or (II) within one (1) year before the Date of Termination, the Multiplier shall be increased to two (2) and amounts payable under this Section 4(a)(ii)(A) shall be paid in a lump-sum on the First Payroll Date (it being understood that fifty percent (50%) of any payments made pursuant to Section 4(a)(ii)(A)(I) or 4(a)(ii)(A)(II) are intended by the parties as, and shall constitute, consideration paid in exchange for the Executive’s willingness to enter into and comply with a noncompetition agreement in connection with a Change in Control); and

(B)                                any unpaid Annual Bonus to which the Executive would have become entitled for any fiscal year of the Company that ends on or before the Date of Termination had the Executive remained employed through the payment date, payable in a single lump-sum payment on the date on which annual bonuses are paid to the Company’s senior executives generally for such calendar year, but in no event later than March 15th of the calendar year immediately following the calendar year in which the Date of Termination occurs, with the actual date within such period determined by the Company in its sole discretion.

(iii)                               In addition, subject to and conditioned upon the Executive’s timely execution and non-revocation of a Release, all outstanding compensatory equity awards then held by the Executive that have not yet vested, other than (A) the awards issued pursuant to the Stock Option Agreement dated April 19, 2007, as amended, between the Executive and the Company (the “2007 Stock Option Agreement”) and the Restricted Stock Agreement dated April 19, 2007, as amended, between the Executive and the Company (the “2007 Restricted Stock Agreement”) (collectively, the “Performance Awards”)), and (B) the 2010 Stock Options (each addressed separately below), shall conditionally vest and, as applicable, become exercisable immediately prior to such termination of employment (and such vesting shall become unconditional upon such execution and non-revocation of a Release), provided, however, that if the Executive fails to timely execute or revokes the Release, all such conditionally vested awards (and any shares received in respect of such awards) shall be forfeited upon such failure or revocation (subject to repayment by the Company to the Executive of any amounts (if any) paid by the Executive with respect to shares underlying such conditionally vested awards). The Performance Awards, as amended by Section 4(f)(i) of this Agreement, shall be governed in accordance with the terms (including the vesting terms) of the applicable award agreements. With respect to the 2010 Stock Options: (x) if the Executive’s termination of employment under this Section 4(a) is due to a termination without Cause or for Good Reason, all 2010 Stock Options shall conditionally vest in full and become exercisable immediately prior to the Date of Termination, and (y) if the Executive’s termination of employment under this Section 4(a) is due to the Executive’s death or Disability, each 2010 Stock Option shall conditionally vest and become exercisable with respect to 460,000 of the then-unvested shares of Common Stock subject thereto (or such lesser number of unvested shares as are then covered by such 2010 Stock Option) immediately prior to the Date of Termination, provided, however, that if a Change in Control has occurred within one (1) year prior to, or occurs on or within ninety (90) days after, such Date of Termination, the 2010 Stock Options shall, immediately prior to the later to occur of the Change in Control or the Date of Termination, conditionally vest in full and become exercisable with respect to all then-unvested shares of Common Stock subject thereto (it being understood that this proviso shall not reduce or delay any vesting that would otherwise occur immediately prior to the Date of Termination or change the conditional nature of any accelerated vesting that occurs pursuant to this sentence prior to receipt and non-revocation of a Release (including, without limitation, where a Change in Control occurs during the applicable release consideration/revocation period that follows a Date of Termination), and such conditional vesting shall become unconditional upon such execution and non-revocation of a Release), provided, further, that if the Executive fails to timely execute or revokes the Release, all conditionally vested 2010 Stock Options (and any shares received in respect of the 2010 Stock Options) shall be forfeited upon such failure or revocation (subject to repayment by the Company to the Executive of any amounts (if any) paid by the Executive with respect to shares underlying such conditionally vested 2010 Stock Options). In the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, all vested Company stock options held by the Executive (after taking into consideration any vesting that may occur in accordance herewith) other than the Performance Awards shall remain outstanding and exercisable until the earlier of the first anniversary of the Date of Termination or the stock option’s stated expiration date.  For the avoidance of doubt, if the Executive terminates employment due to death or Disability prior to a Change in Control, all outstanding, unvested 2010 Stock Options that would otherwise terminate on the Date of Termination shall remain outstanding and eligible to vest solely upon a Change in Control occurring within ninety (90) days after the Date of Termination (but shall not otherwise vest following the Date of Termination) and shall terminate on the ninetieth (90th) day following the Date of Termination if a Change in Control has not occurred on or prior to such ninetieth (90th) day (or such earlier expiration date applicable to such 2010 Stock Option (other than due to a termination of employment)).

(iv)                              In addition, subject to Section 4(d) hereof and conditioned upon the Executive’s timely execution and non-revocation of a Release, during the period commencing on the Date of Termination and ending on the eighteen (18)-month anniversary of the Date of Termination or, if earlier, the date on which the Executive becomes eligible for coverage under the group health plan of a subsequent employer (of which eligibility the Executive hereby agrees to give prompt notice to the Company) (in any case, the “COBRA Period”), subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company shall continue to provide the Executive and the Executive’s eligible dependants with coverage under its group health plans at the same levels and the same cost to the Executive as would have applied if the Executive’s employment had not been terminated based on the Executive’s elections in effect on the Date of Termination), provided, however, that (1) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (2) the Company is otherwise unable to continue to cover the Executive under its group health plans, then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof); provided, further, that if a Change in Control has occurred within one (1) year prior to, or occurs on or within ninety (90) days after, the Date of Termination, in either case, the COBRA Period shall instead end on the twenty-four (24)-month anniversary of the Date of Termination (or, if earlier, the date on which the Executive becomes eligible for coverage under the group health plan of a subsequent employer).

The payments and benefits described in the preceding Sections 4(a)(ii), (iii) and (iv) are referred to herein as the “Severance.”  Notwithstanding the foregoing, it shall be a condition to the Executive’s (or the Executive’s estate’s or beneficiaries’, if applicable) right to receive the Severance that the Executive (or the Executive’s estate or beneficiaries, if applicable) execute and deliver to the Company an effective release of claims in substantially the form attached hereto as Exhibit A (the “Release”) within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Date of Termination and that the Executive (or the Executive’s estate or beneficiaries, if applicable) not revoke such Release during any applicable revocation period.

(b)                                 For Cause, Without Good Reason or Other Terminations.  If the Company terminates the Executive’s employment for Cause, the Executive terminates his employment without Good Reason, or the Executive’s employment terminates for any other reason not enumerated in this Section 4, in any case, during the Employment Period, the Company shall pay to the Executive the Accrued Obligations in cash within thirty (30) days after the Date of Termination (or by such earlier date as may be required by applicable law).

(c)                                  Continued Employment Following a Change in Control.  If the Company experiences a Change in Control and the Executive remains employed with the Company (or its successor or an affiliate of the foregoing) through the six (6)-month anniversary of the consummation of the Change in Control, all Company stock options and other compensatory equity awards held by the Executive (other than Performance Awards) on such six (6)-month anniversary shall vest and, as applicable, become exercisable on such six (6)-month anniversary.  The Performance Awards, as amended by Section 4(f)(i) below, shall be governed in accordance with the terms (including the vesting terms) of the applicable award agreements.

(d)                                 Six-Month Delay.  Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 4 hereof, shall be paid to the Executive during the six (6)-month period following the Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.

(e)                                  Exclusive Benefits.  Except as expressly provided in this Section 4 and subject to Section 5 hereof, the Executive shall not be entitled to any additional payments or benefits upon or in connection with his termination of employment.

(f)                                    Equity Award Agreements.

(i)                                     From and after the Effective Date, each of the Performance Awards is hereby amended to change the reference in clause “(i)” of the “Vesting Schedule” paragraph of the 2007 Stock Option Agreement, and the reference in Section 1(b)(i) of the 2007 Restricted Stock Agreement, from “first anniversary of the consummation of such Liquidity Event” to “six-month anniversary of the Liquidity Event” such that the Executive shall only be required to remain employed for six (6) months following a Liquidity Event to vest in the applicable award (and subject to acceleration on qualifying terminations prior to such six (6)-month anniversary, as set forth in the applicable award agreement).  In addition, from and effective as of the Effective Date, the reference to “Employment Agreement” in each of the Performance Awards and the Stock Option Agreement dated June 9, 2009 between the Executive and the Company (the “2009 Stock Option Agreement”) shall be deemed a reference to this Agreement.  Except as set forth in Section 6(a)(i) hereof, all other provisions of the Performance Awards and the 2009 Stock Option Agreement shall remain in full force and effect in accordance with the applicable award agreements.

(ii)                                  For the avoidance of doubt, nothing contained in this Agreement is intended to result in any vesting terms that are less favorable to the Executive than those contained in any applicable equity award agreement and, to the extent that the vesting terms contained in any such award agreement are more favorable to the Executive than those provided herein, including, without limitation, this Section 4, the terms of such award agreement shall control.

5.                                       Non-Exclusivity of Rights.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

6.                                       Excess Parachute Payments, Limitations on Payments.

(a)                                  Notwithstanding anything to the contrary in any prior award agreement (including the Performance Awards and the 2009 Stock Option Agreement), in the event that a Change in Control is consummated on or prior to the fourth (4th) anniversary of the Effective Date, this Section 6(a) shall apply and Section 6(b) hereof shall not apply.  For the avoidance of doubt, in the event that a Change in Control is consummated on or prior to the fourth (4th) anniversary of the Effective Date, this Section 6(a) shall apply to, and supersede any language to the contrary contained in, any prior award agreement (including, without limitation, the provisions set forth under the heading “No Section 280G Gross-Up” contained in each of the Performance Awards and the 2009 Stock Option Agreement).

(i)                                     In the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) (the “Payment”) would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”) then, subject to Section 6(a)(v) hereof, the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  The Company’s obligation to make Gross-Up Payments under this Section 6(a)(i) shall not be conditioned upon the Executive’s termination of employment.

(ii)                                  Subject to the provisions of Section 6(a)(iii) hereof, all determinations required to be made under this Section 6(a)(ii), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized accounting firm as may be agreed by the Executive and the Company (the “Accounting Firm”); provided, however, that the Accounting Firm’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code.  The Accounting Firm shall provide detailed supporting calculations both to the Company and to the Executive within fifteen (15) business days of the receipt of notice that there has been a Payment that may be or become subject to the Excise Tax, or such earlier time as is requested by the Executive or the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 6(a)(ii), shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm’s determination (and in any event, no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes).  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments will not have been made by the Company that should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder.  In the event that, after the Accounting Firm reaches its determination, the Executive is subsequently required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to the Executive or for the Executive’s benefit (subject to Section 6(a)(vi) hereof).

(iii)                               The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require payment by the Company of any Gross-Up Payment.  Such notification shall be given as soon as practicable, but no later than ten (10) business days after the Executive is informed in writing of such claim.  The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

(A)                              give the Company any information reasonably requested by the Company relating to such claim;

(B)                                take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(C)                                cooperate with the Company in good faith in order effectively to contest such claim; and

(D)                               permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 6(a)(iii), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that, if the Company directs the Executive to pay such claim and sue for a refund, the Company shall make such payment on behalf of the Executive and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv)                              If, after the Executive’s receipt of (or a payment on behalf of the Executive of) a Gross-Up Payment, the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of this Section 6(a)(iv), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

(v)                                 Notwithstanding any other provision of this Section 6(a), the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the Executive’s benefit, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

(vi)                              Any other liability for unpaid or unwithheld Excise Taxes shall be borne exclusively by the Company.  The foregoing sentence shall not in any manner relieve the Company of any of its obligations under this Agreement.  Notwithstanding anything herein to the contrary, (A) if any Gross-Up Payment(s) become payable, such Gross-Up Payment(s) shall be paid to the Executive no later than December 31 of the year following the year in which the underlying taxes are remitted to the appropriate taxing authority, and (B) if any expenses associated with any tax contest (including any audit or litigation) become reimbursable to the Executive under this Section 6(a), such expenses shall be reimbursed no later than December 31 of the year following the year in which either the taxes that are subject to such audit or litigation are remitted to the appropriate taxing authority or, if no taxes are remitted, the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

(b)                                 In the event that a Change in Control is consummated after the fourth (4th) anniversary of the Effective Date, this Section 6(b) shall apply and Section 6(a) hereof shall not apply.

(i)                                     Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 4 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to an Excise Tax (as defined above), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments under this Agreement shall first be reduced, and the noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).  The Total Payments shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (C) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code; and (D) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time.

(ii)                                  For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (A) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (B) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent Accounting Firm (as defined above), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

7.                                       Confidential Information and Non-Solicitation.  The Executive hereby acknowledges that the Executive has previously entered into an agreement with the Company containing confidentiality and other protective covenants (the “Confidentiality Agreement”) and that the Executive remains bound by the terms and conditions of the Confidentiality Agreement.

8.                                       Representations.  The Executive hereby represents and warrants to the Company that (a) the Executive is entering into this Agreement voluntarily and that the performance of his obligations hereunder will not violate any agreement between the Executive and any other person, firm, organization or other entity, and (b) the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by his entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

9.                                       Successors.

(a)                                  This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)                                  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10.                                 Miscellaneous.

(a)                                  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b)                                 Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:  at the Executive’s most recent address on the records of the Company.

If to the Company:

Demand Media, Inc.

1333 Second Street, Ste. 100
Santa Monica, CA 90401

Attn: General Counsel

with a copy to:

Latham & Watkins LLP
355 South Grand Ave.
Los Angeles, CA  90071-1560
Attn: Alex Voxman

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)                                  Sarbanes-Oxley Act of 2002.  Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(d)                                 Section 409A of the Code.

(i)  To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.  Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A of the Code, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code, and/or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 10(d) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(ii)  Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments.  To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A of the Code and Section 4(d) hereof to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code.

(iii)  To the extent that any payments or reimbursements provided to the Executive under this Agreement, including, without limitation, pursuant to Section 2(b)(vii) hereof, are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred.  The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(e)                                  Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f)            Withholding.  The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)           No Waiver.  The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h)           Entire Agreement.  As of the Effective Date, this Agreement, together with the Confidentiality Agreement, any prior equity award agreements, and the Stock Option Agreements, constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, by any member of the Company and its subsidiaries and affiliates, or representative thereof.  The Executive agrees that the Employment Agreement dated as of April 17, 2006, as amended from time to time, terminated prior to the date hereof and is of no further force or effect.  In the event that the Effective Date does not occur prior to March 31, 2011 (or such later date as Executive and the Company agree in writing), this Agreement shall have no force or effect.

(i)            Amendment.  No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto.

(j)            Counterparts.  This Agreement and any agreement referenced herein may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

DEMAND MEDIA, INC.,
a Delaware corporation

By:	/s/ Charles Hilliard
Name: Charles Hilliard
Title: President and CFO

“EXECUTIVE”

/s/ Richard Rosenblatt
Richard Rosenblatt

EXHIBIT A

GENERAL RELEASE

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Demand Media, Inc., a Delaware corporation (the “Company”) and each of its partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, and the California Fair Employment and Housing Act.  Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Section 4(a) of that certain Employment Agreement, dated as of               , 2010, between Demand Media, Inc. and the undersigned (the “Employment Agreement”), whichever is applicable to the payments and benefits provided in exchange for this Release, (ii) to payments or benefits under any equity award agreement between the undersigned and the Company, (iii) with respect to Section 2(b)(vi) or 6 of the Employment Agreement, (iv) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, or (v) to any Claims, including claims for indemnification and/or advancement of expenses, arising under any indemnification agreement between the undersigned and the Company or under the bylaws, certificate of incorporation of other similar governing document of the Company.

THE UNDERSIGNED ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

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THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

(A)          HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

(B)           HE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND

(C)           HE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.

The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

The undersigned agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Release this          day of                       ,         .

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